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                                                                     Exhibit 4.4

                          BANK ONE, MICHIGAN, as Agent
                               611 Woodward Avenue
                             Detroit, Michigan 48226


                                October 19, 2000


Corrpro Companies, Inc.
1090 Enterprise Drive
Medina, Ohio 44256


     Re:    Amended and Restated Credit Agreement dated as of June 9,
            2000, as amended (the "Credit Agreement") by and among Corrpro Companies, Inc. (the "Company"), CSI Coating Systems, Inc.
            (the "Canadian Borrower" and collectively with the Company, the "Borrowers"), the Lenders named therein (collectively, the "Lenders" and individually, a "Lender") and Bank One, Michigan, as agent for the Lenders (in such capacity, the "Agent")

Ladies and Gentlemen:

         The Company hereby covenants and agrees with the Agent and each of the Lenders that if the Company does not incur additional Subordinated Indebtedness in an amount of not less than $10,000,000 on or before February 28, 2001 on terms and conditions which are satisfactory to the Required Lenders in their reasonable discretion then: (a) the Aggregate Commitments shall be automatically, immediately and permanently reduced by an amount equal to $5,000,000, which reduction shall be allocated pro rata between the U.S. Commitments and the Canadian Commitments, and (b) each percentage rate specified in the Pricing Schedule for the Applicable Margin and the Applicable Facility LC Rate shall be automatically and immediately increased by one-half of one percent (0.50%) per annum.

         In addition, the Company hereby agrees to pay an amendment fee to each Lender which is a signatory to the First Amendment to the Credit Agreement dated on or about the date hereof, which fee shall be in the amount of 10 basis points of each such Lender's Commitment and shall be due and payable on the effective date of such First Amendment.

         The terms used but not defined herein shall have their respective meanings ascribed thereto in the Credit Agreement. Please indicate your acceptance below.

                                Very truly yours,


                                BANK ONE, MICHIGAN, Individually as a Lender and as Agent and LC Issuer


                                By: /s/ KELLY M. HAMRICK
                                   -------------------------------------------
                                   Its:  Vice President
                                       ---------------------------------------
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Accepted and Agreed to as
Of October 19, 2000

CORRPRO COMPANIES, INC.

By:  /s/ NEAL R. RESTIVO
   -----------------------------------
   Its: Executive VP and CFO
       -------------------------------

CSI COATING SYSTEMS, INC.

By:  /s/ NEAL R. RESTIVO
   ---------------------------------
   Its:  Vice President
        -----------------------------

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